Exhibit 99.1

The Michaels Companies Announces Third Quarter 2019 Results

IRVING, Texas--(BUSINESS WIRE)--December 5, 2019--The Michaels Companies, Inc. (NASDAQ: MIK) today reported diluted earnings per share for the third quarter of fiscal 2019 of $0.19, or $0.40 per adjusted diluted share which excludes charges totaling $31.4 million (net of taxes) consisting primarily of non-cash goodwill and other impairment charges associated with the Darice wholesale business. This compares to diluted earnings per share for the third quarter of fiscal 2018 of $0.50, or $0.48 per adjusted diluted share. A reconciliation of non-GAAP financial measures to the respective GAAP measures is included in this release.

“We are moving ahead on bringing our customer-centric, core 'Maker' strategy to life, and we are encouraged by the early operational progress being made. Combining this with the sales gains from our recent opportunistic transaction tied to A.C. Moore exiting their retail business, we believe we are on the path to improved, consistent, financial performance over time,” said Mark Cosby, Chief Executive Officer.

“Our third quarter results did not meet our expectations and were impacted by specific factors which we are addressing. As we implement the initiatives that support our 'Maker' strategy, we believe we will improve the trajectory of our business over time. Our strong balance sheet and substantial free cash flow generation provide a solid foundation from which we can reposition Michaels to drive long-term shareholder value,” Mr. Cosby added.

Third Quarter Highlights

Net sales were $1,222.0 million in the third quarter of fiscal 2019 compared to $1,274.1 million in the third quarter of fiscal 2018. The decrease in net sales was primarily due to a 2.2% decrease in comparable store sales, the closure of our Pat Catan’s stores during the fourth quarter of 2018, and a decrease in wholesale revenue. The decrease was partially offset from sales related to 18 additional Michaels stores (net of closures) since the end of the third quarter of fiscal 2018. During the third quarter, the Company opened 13 new Michaels stores, 11 of which were former Pat Catan’s stores converted to the Michaels brand, closed one Michaels store, and relocated five Michaels stores. At the end of the third quarter of fiscal 2019, the Company operated 1,274 Michaels stores.

Gross profit was 36.1% of net sales in the third quarter of fiscal 2019 compared to 37.6% in the third quarter of fiscal 2018. The 150 basis point decrease was primarily due to a decrease in merchandise margin and the deleveraging of occupancy and distribution related costs, partially offset by a decrease in inventory reserves. The decrease in merchandise margin reflects the impacts of higher promotional activity, higher tariffs on inventory we purchase from China, and a change in sales mix, partially offset by benefits from our ongoing pricing and sourcing initiatives.

Selling, general and administrative expense including store pre-opening costs (“SG&A”) was $324.2 million in the third quarter of fiscal 2019 compared to $341.8 million in the third quarter of fiscal 2018. The decrease was primarily due to payroll related costs including performance-based compensation, and expenses associated with the closure of the Pat Catan’s stores.

Restructure and impairment charges in the third quarter totaled $41.4 million and consist primarily of non-cash goodwill and other impairment charges associated with the Darice wholesale business.

Operating income was $76.0 million compared to $137.2 million in the third quarter of fiscal 2018. Excluding restructure and impairment charges, adjusted operating income for the third quarter of fiscal 2019 was $117.4 million. This compares to adjusted operating income in the third quarter of fiscal 2018 of $141.3 million, excluding an inventory write-down of $4.1 million related to a third-party product which did not meet the Company’s quality standards.

Interest expense increased $1.0 million to $38.8 million in the third quarter of fiscal 2019, from $37.8 million in the third quarter of fiscal 2018, due primarily to higher interest on our new 2027 Senior Notes, partially offset by a decrease related to reduced borrowing on the Company’s Amended Revolving Credit Facility. On August 30, 2019, the Amended Revolving Credit Facility was amended to extend the maturity to August 2024.

The effective tax rate was 22.5% in the third quarter of fiscal 2019, compared to 15.8% in the third quarter of fiscal 2018. The effective tax rate was higher primarily due to tax benefits recognized in the third quarter of fiscal 2018 associated with the enactment of the Tax Cuts and Jobs Act of 2017 (“Tax Act”).

Net income was $28.7 million in the third quarter of fiscal 2019, compared to $83.8 million in the third quarter of fiscal 2018. Excluding restructure and impairment charges, losses on early extinguishments of debt and refinancing costs and related tax adjustments, adjusted net income for the third quarter of fiscal 2019 was $60.1 million, compared to adjusted net income for the third quarter of fiscal 2018 of $79.8 million, which excludes the inventory write down of $3.1 million (net of taxes) described above and the adjustments related to the Tax Act.

Total merchandise inventory at the end of the third quarter of fiscal 2019 decreased 1.2% to $1,423.4 million compared to $1,440.9 million at the end of the third quarter of fiscal 2018 primarily related to closing the Pat Catan’s stores. Average Michaels inventory on a per store basis, inclusive of distribution centers, inventory in-transit and inventory for the Company’s e-commerce site, increased 2.9% to $1,069,000 reflecting the impact of tariffs, and compares to $1,039,000 at the end of the third quarter of fiscal 2018.

During the third quarter of 2019, the Company purchased 8.6 million shares, for an aggregate of $80 million under its share repurchase authorization. The total remaining authorization for future repurchases is approximately $294 million. The share repurchase program does not have an expiration date, and the timing and number of repurchase transactions under the program will depend on market conditions, corporate considerations, debt agreements, and regulatory requirements.

As previously announced, subsequent to the end of our fiscal third quarter, Nicole Crafts announced the closure of its A.C. Moore retail operations. As part of this closure, Michaels entered into an asset purchase agreement with A.C. Moore Incorporated and certain of its affiliates to acquire intellectual property and the right to lease up to 40 store locations for $58 million, subject to certain purchase price adjustments. In connection with the acquisition the Company also leased a distribution facility in New Jersey. The store locations are expected to be reopened under the Michaels brand name in fiscal 2020 and will include the relocation of certain existing Michaels stores. The transaction is intended to expand our presence in strategic markets and better serve our customers both online and in stores.

Fourth Quarter and Fiscal Year 2019 Outlook:

The Company’s guidance for the fourth quarter and full-year fiscal 2019 excludes any restructure charges related to the Pat Catan’s store closures, any expenses associated with the transition of the Company’s former CEO, a write-off of an investment in a liquidated business, non-cash impairment charges associated with the Darice wholesale business, costs related to debt refinancing activities, and related tax adjustments.

For the fourth quarter of fiscal 2019, the Company expects:

  comparable store sales to be down 2%-3% reflecting current business trends, a shorter holiday selling season in the fourth quarter, and a potential negative impact from the liquidation of A.C. Moore retail locations;
  adjusted operating income to be between $271 million and $281 million;
  net interest expense to be approximately $38 million;
  the effective tax rate to be between 23% and 24%; and
  adjusted diluted earnings per common share to be between $1.21 and $1.27, based on diluted weighted average common shares of 147 million.

For fiscal 2019, the Company now expects:

  net sales to be between $5.06 billion and $5.08 billion;
  comparable store sales to be down approximately 2%;
  to open net 16 new Michaels stores, inclusive of 12 Pat Catan’s stores the Company plans to rebrand and reopen, and relocate 13 Michaels stores;
  adjusted operating income to be in the range of $565 million to $575 million;
  interest expense to be approximately $152 million;
  the effective tax rate to be between 23% and 24%;
  adjusted diluted earnings per share to be between $2.07 and $2.12, based on diluted weighted average shares of approximately 153 million; and
  capital expenditures to be approximately $125 million.

Conference Call Information

A conference call to discuss third quarter financial results is scheduled for today, December 5, 2019, at 8:00 am Central Time. Investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10136403. Callers who pre-register will be given a phone number and a unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. Investors without internet access or who are unable to pre-register can join the call by dialing (844) 340-4762 or (412) 717-9617.

A live webcast of the conference call, together with certain supplemental presentation materials, will be available online at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 30 days after the call. Additionally, a telephone replay will be available until December 19, 2019, by dialing (877) 344-7529 or (412) 317-0088, access code 10136403.

Non-GAAP Information

This press release includes non-GAAP measures including adjusted operating income, adjusted diluted earnings per share, adjusted net income, EBITDA and adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2019 results on a comparable basis with its quarterly and fiscal 2018 results.

This press release also includes expected adjusted operating income and expected adjusted diluted EPS. The Company does not provide an expected GAAP operating income range or an expected GAAP diluted earnings per share range or a reconciliation of adjusted operating income or adjusted diluted earnings per share range with a GAAP diluted earnings per share range because, without unreasonable effort, the Company is unable to predict with reasonable certainty the precise amount or timing of the recognition of expenses associated with the adjusted items. These items are uncertain, depend on various factors, and could have a material impact on GAAP diluted earnings per share in future periods.

The Company has provided this information as a means to evaluate the results of its ongoing operations. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Other companies in the Company's industry may calculate these items differently than it does.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals, and expectations concerning its market position, future operations, including with respect to store openings and former A.C. Moore stores, profitability, capital expenditures, share repurchases, liquidity and capital resources, and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty; substantial changes to fiscal and tax policies; our reliance on foreign suppliers; regulatory changes; the seasonality of our business; changes in customer demand; damage to the reputation of the Michaels brand or our private and exclusive brands; unexpected or unfavorable consumer responses to our promotional or merchandising programs; our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information; increased competition including internet-based competition from other retailers; the impact of tariffs on certain products that we import from China and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators. The Company operates more than 1,270 Michaels stores in 49 states and Canada. Additionally, the Company serves customers through a variety of digital platforms including Michaels.com, consumercrafts.com and aaronbrothers.com. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry. For a list of store locations or to shop online, visit www.michaels.com or download the Michaels app.

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	November 2,	November 3,	November 2,	November 3,
(in thousands, except per share data)	2019	2018	2019	2018
Net sales	$1,222,021	$1,274,058	$3,349,430	$3,482,835
Cost of sales and occupancy expense	780,387	795,104	2,123,171	2,173,990
Gross profit	441,634	478,954	1,226,259	1,308,845
Selling, general and administrative	322,807	340,593	933,478	970,191
Restructure and impairment charges	41,376	—	48,332	44,278
Store pre-opening costs	1,402	1,196	4,370	3,995
Operating income	76,049	137,165	240,079	290,381
Interest expense	38,781	37,798	116,274	109,493
Losses on early extinguishments of debt and refinancing costs	161	—	1,316	1,835
Other expense (income), net	78	(121)	2,931	(2,646)
Income before income taxes	37,029	99,488	119,558	181,699
Income taxes	8,324	15,719	28,615	43,557
Net income	$28,705	$83,769	$90,943	$138,142

Other comprehensive income, net of tax:
Foreign currency and interest rate swaps	1,230	3,016	(8,358)	(3,230)
Comprehensive income	$29,935	$86,785	$82,585	$134,912

Earnings per common share:
Basic	$0.19	$0.50	$0.58	$0.79
Diluted	$0.19	$0.50	$0.58	$0.78
Weighted-average common shares outstanding:
Basic	150,877	165,975	155,299	174,949
Diluted	150,925	166,570	155,342	175,851

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:
	13 Weeks Ended		39 Weeks Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	63.9	62.4	63.4	62.4
Gross profit	36.1	37.6	36.6	37.6
Selling, general and administrative	26.4	26.7	27.9	27.9
Restructure and impairment charges	3.4	—	1.4	1.3
Store pre-opening costs	0.1	0.1	0.1	0.1
Operating income	6.2	10.8	7.2	8.3
Interest expense	3.2	3.0	3.5	3.1
Losses on early extinguishments of debt and refinancing costs	—	—	—	0.1
Other expense (income), net	—	—	0.1	(0.1)
Income before income taxes	3.0	7.8	3.6	5.2
Income taxes	0.7	1.2	0.9	1.3
Net income	2.3%	6.6%	2.7%	4.0%

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	November 2,	February 2,	November 3,
(in thousands, except per share data)	2019	2019	2018
ASSETS
Current Assets:
Cash and equivalents	$118,387	$245,887	$102,670
Merchandise inventories	1,423,367	1,108,715	1,440,875
Prepaid expenses and other	73,223	98,659	100,791
Accounts receivable, net	25,224	57,328	42,997
Income taxes receivable	1,744	4,935	6,544
Total current assets	1,641,945	1,515,524	1,693,877
Property and equipment, at cost	1,733,717	1,656,098	1,642,838
Less accumulated depreciation and amortization	(1,301,785)	(1,217,021)	(1,189,442)
Property and equipment, net	431,932	439,077	453,396
Operating lease assets	1,613,527	—	—
Goodwill	94,290	112,069	119,074
Other intangible assets, net	5,043	17,238	20,591
Deferred income taxes	38,075	25,005	23,367
Other assets	20,267	19,423	28,730
Total assets	$3,845,079	$2,128,336	$2,339,035

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$658,182	$485,004	$645,469
Accrued liabilities and other	374,120	378,742	407,684
Current portion of operating lease liabilities	303,023	—	—
Current portion of long-term debt	24,900	24,900	240,261
Income taxes payable	22,520	43,907	476
Total current liabilities	1,382,745	932,553	1,293,890
Long-term debt	2,649,756	2,681,000	2,690,302
Long-term operating lease liabilities	1,374,555	—	—
Other liabilities	69,853	140,978	144,694
Total liabilities	5,476,909	3,754,531	4,128,886

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 146,770 shares issued and outstanding at November 2, 2019; 157,774 shares issued and outstanding at February 2, 2019; and 158,616 shares issued and outstanding at November 3, 2018	9,850	10,594	10,700
Additional paid-in-capital	1,245	5,954	—
Treasury stock	—	—	(12,168)
Accumulated deficit	(1,620,009)	(1,628,185)	(1,781,493)
Accumulated other comprehensive loss	(22,916)	(14,558)	(6,890)
Total stockholders’ deficit	(1,631,830)	(1,626,195)	(1,789,851)
Total liabilities and stockholders’ deficit	$3,845,079	$2,128,336	$2,339,035

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	39 Weeks Ended
	November 2,	November 3,
(in thousands)	2019	2018
Cash flows from operating activities:
Net income	$90,943	$138,142
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of operating lease assets	244,258	—
Depreciation and amortization	94,025	89,933
Share-based compensation	18,664	20,780
Debt issuance costs amortization	3,509	3,759
Loss on write-off of investment	5,036	—
Accretion of long-term debt, net	(195)	(385)
Restructure and impairment charges	48,332	44,278
Deferred income taxes	(9,984)	7,710
Losses on early extinguishments of debt and refinancing costs	1,316	1,835
Changes in assets and liabilities:
Merchandise inventories	(316,220)	(338,260)
Prepaid expenses and other	(14,445)	(2,886)
Accounts receivable	30,684	(18,269)
Other assets	(4,728)	(1,314)
Operating lease liabilities	(225,951)	—
Accounts payable	162,222	150,088
Accrued interest	8,441	7,850
Accrued liabilities and other	(10,471)	1,077
Income taxes	(18,318)	(79,258)
Other liabilities	(751)	734
Net cash provided by operating activities	106,367	25,814

Cash flows from investing activities:
Additions to property and equipment	(89,632)	(119,553)
Net cash used in investing activities	(89,632)	(119,553)

Cash flows from financing activities:
Common stock repurchased	(107,908)	(430,509)
Payments on term loan credit facility	(18,675)	(17,356)
Payment of 2020 senior subordinated notes	(510,000)	—
Issuance of 2027 senior notes	500,000	—
Borrowings on asset-based revolving credit facility	11,100	307,400
Payments on asset-based revolving credit facility	(11,100)	(89,400)
Payment of debt refinancing costs	(8,158)	(1,117)
Payment of dividends	—	(317)
Proceeds from stock options exercised	506	1,812
Net cash used in financing activities	(144,235)	(229,487)

Net change in cash and equivalents	(127,500)	(323,226)
Cash and equivalents at beginning of period	245,887	425,896
Cash and equivalents at end of period	$118,387	$102,670

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	November 2,	November 3,	November 2,	November 3,
(in thousands)	2019	2018	2019	2018
Net cash provided by operating activities	$108,475	$112,376	$106,367	$25,814
Amortization of operating lease assets	(81,397)	—	(244,258)	—
Depreciation and amortization	(31,295)	(30,879)	(94,025)	(89,933)
Share-based compensation	(6,658)	(8,446)	(18,664)	(20,780)
Debt issuance costs amortization	(970)	(1,237)	(3,509)	(3,759)
Loss on write-off of investment	—	—	(5,036)	—
Accretion of long-term debt, net	(67)	129	195	385
Restructure and impairment charges	(41,376)	—	(48,332)	(44,278)
Deferred income taxes	10,023	(6,940)	9,984	(7,710)
Losses on early extinguishments of debt and refinancing costs	(161)	—	(1,316)	(1,835)
Changes in assets and liabilities	72,131	18,766	389,537	280,238
Net income	28,705	83,769	90,943	138,142
Interest expense	38,781	37,798	116,274	109,493
Income taxes	8,324	15,719	28,615	43,557
Depreciation and amortization	31,295	30,879	94,025	89,933
Interest income	(297)	(137)	(2,012)	(2,385)
EBITDA	106,808	168,028	327,845	378,740
Adjustments:
Losses on early extinguishments of debt and refinancing costs	161	—	1,316	1,835
Share-based compensation	6,658	8,446	18,664	20,780
Restructure and impairment charges	41,376	—	48,332	44,278
Severance costs	1,683	—	10,744	902
Store pre-opening costs	1,402	1,196	4,370	3,995
Store remodel costs	174	1,325	242	5,079
Foreign currency transaction losses (gains)	192	(149)	659	(950)
Store closing costs	478	(328)	(469)	3,321
Other(1)	1,788	754	4,489	2,035
Adjusted EBITDA	$160,720	$179,272	$416,192	$460,015

(1)Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign-on bonuses, directors fees and CEO search costs.

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	November 2,	November 3,	November 2,	November 3,
(In thousands, except per share)	2019	2018	2019	2018
Operating income	$76,049	$137,165	$240,079	$290,381
Restructure and impairment charges and other (a)	41,376	—	48,332	43,975
Inventory write-down (b)	—	4,104	—	4,104
CEO severance costs	—	—	5,569	—
Adjusted operating income	$117,425	$141,269	$293,980	$338,460

Net income	$28,705	$83,769	$90,943	$138,142
Restructure and impairment charges and other (a)	41,376	—	48,332	43,975
Inventory write-down (b)	—	4,104	—	4,104
CEO severance costs	—	—	5,569	—
Write-off of investment (c)	—	—	5,036	—
Losses on early extinguishments of debt and refinancing costs	161	—	1,316	1,835
Interest on 2020 senior subordinated notes (d)	—	—	1,748	—
Tax adjustment for above items (e)	(10,139)	(985)	(14,232)	(11,979)
The Tax Act - adjustments for repatriation taxes and the revaluation of deferred tax assets (f)	—	(7,120)	—	987
Adjusted net income	$60,103	$79,768	$138,712	$177,064

Earnings per common share, diluted	$0.19	$0.50	$0.58	$0.78
Restructure and impairment charges and other (a)	0.27	—	0.31	0.25
Inventory write-down (b)	—	0.02	—	0.02
CEO severance costs	—	—	0.04	—
Write-off of investment (c)	—	—	0.03	—
Losses on early extinguishments of debt and refinancing costs	0.00	—	0.01	0.01
Interest on 2020 senior subordinated notes (d)	—	—	0.01	—
Tax adjustment for above items (e)	(0.07)	(0.01)	(0.09)	(0.07)
The Tax Act - adjustments for repatriation taxes and the revaluation of deferred tax assets (f)	—	(0.04)	—	0.01
Adjusted earnings per common share, diluted	$0.40	$0.48	$0.89	$1.01
(a)

Fiscal 2019 excludes charges related to the closure of our Pat Catan's stores and impairment charges recorded as a result of lower than expected operating performance in our wholesale business. Fiscal 2018 excludes charges related to the closure of our Aaron Brothers stores and $0.3 million of operating income from the operation of Aaron Brothers (prior to closing).

(b)	Excludes an inventory write-down related to a product purchased from a third-party which did not meet the Company's quality standards.
(c)	Excludes the write-off of an investment in a liquidated business.
(d)	Excludes interest paid on our 2020 Senior Subordinated Notes during the period between the issuance of our 2027 Senior Notes and the redemption of our 2020 Senior Subordinated Notes.
(e)

Adjusts for the tax impact of the restructure and impairment charges, the inventory write-down, severance charges related to the departure of the Company's former CEO, the write-off of an investment in a liquidated business, losses on early extinguishments of debt and refinancing costs and interest on a portion of our 2020 Senior Subordinated Notes.

(f)	Excludes adjustments related to repatriation taxes for accumulated earnings of foreign subsidiaries and the revaluation of deferred tax assets resulting from the enactment of the Tax Act.

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:
	13 Weeks Ended		39 Weeks Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018
Michaels stores:
Open at beginning of period	1,262	1,251	1,258	1,238
New stores	13	6	21	21
Relocated stores opened	5	4	13	20
Closed stores	(1)	(1)	(5)	(3)
Relocated stores closed	(5)	(4)	(13)	(20)
Open at end of period	1,274	1,256	1,274	1,256

Aaron Brothers stores:
Open at beginning of period	—	—	—	97
Closed stores	—	—	—	(97)
Open at end of period	—	—	—	—

Pat Catan's stores:
Open at beginning and end of period	—	36	—	36

Total store count at end of period	1,274	1,292	1,274	1,292

Other Operating Data:
Average inventory per Michaels store (in thousands)	$ 1,069	$ 1,039	$ 1,069	$ 1,039
Comparable store sales	(2.2)%	3.8%	(1.7)%	1.4%
Comparable store sales, at constant currency	(2.1)%	4.3%	(1.4)%	1.4%

Contacts

Investor Contact:
Jim Mathias
972.409.1393
James.mathias@michaels.com

ICR, Inc.
Farah Soi
203.682.8200
Farah.Soi@icrinc.com

Financial Media Contact:
ICR, Inc.
Jessica Liddell/ Julia Young
203.682.8200
Michaels@icrinc.com